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Exhibit 23.3

CONSENT OF CHLUMSKY, ARMBRUST & MEYER

        We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Golden Minerals Company (the "Company"), which are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, in the Company's Registration Statements on Form S-3 (Nos. 333-167026, 333-168304, 333-172363, 333-177117 and 333-179993) and Form S-8 (Nos. 333-159096, 333-165933, 333-170891, 333-176671 and 333-176915), and any amendment, prospectuses or supplements thereto, and in any amendment to any of the foregoing.

Date: February 28, 2013	CHLUMSKY, ARMBRUST & MEYER
/s/ R L SANDEFUR
	Name:	Robert L. Sandefur
	Title:	Principal

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  Exhibit 23.3
CONSENT OF CHLUMSKY, ARMBRUST & MEYER